**TERRITORY OF THE BRITISH VIRGIN ISLANDS**
**BVI BUSINESS COMPANIES ACT, 2004**

B6479AAA3F

## CERTIFICATE OF INCORPORATION
## (SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

**Wetouch Holding Group Limited**

BVI COMPANY NUMBER: **2041842**

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 14th day of August, 2020.

*for* **REGISTRAR OF CORPORATE AFFAIRS**
14th day of August, 2020